EXHIBIT 10.1

CERTAIN INFORMATION HAS BEEN REDACTED FROM THIS EXHIBIT IN ACCORDANCE WITH ITEM 601(A)(6) OF REGULATION S-K DUE TO PERSONAL PRIVACY CONCERNS. INFORMATION THAT HAS BEEN SO REDACTED FROM THIS EXHIBIT HAS BEEN MARKED WITH “[***]” TO INDICATE THE OMISSION.

SUBLEASE

THIS SUBLEASE (the “Sublease”) is made as of April 17, 2026 (the “Effective Date”), by and between CHINOOK THERAPEUTICS, INC., a Delaware corporation (“Sublandlord”) and RIGETTI & CO., LLC, a Delaware limited liability company (“Subtenant”)

ARTICLE 1 - GENERAL

1.1            Master Lease. Seventh Street Properties VII, LLC, a California limited liability company (“Master Landlord”), and Sublandlord, as successor-by-merger to Aduro Biotech, Inc., as Tenant, are parties to that certain Office/Laboratory Lease dated as of September 11, 2015 (the “Original Master Lease”), as amended by that certain First Amendment to Lease dated April 26, 2016 (the “First Amendment”), and that certain letter agreement dated June 30, 2016 (collectively, the “Master Lease”), pursuant to which Sublandlord is leasing from Master Landlord, and Master Landlord is leasing to Sublandlord, certain premises currently consisting of the rentable square feet of the first (1st) through fourth (4th) floors (the “Premises”) of that certain building located at 740 Heinz Avenue, Berkeley, California (the “Building”). The Premises contain approximately 112,088 rentable square feet. A redacted copy of the Master Lease is attached hereto as Exhibit A-1.

1.2            Capitalized Terms. All capitalized terms used herein that are not otherwise defined herein shall have the meanings set forth in the Master Lease.

1.3            Sublease Term. As used herein, subject to receipt of the Consent (as defined in Section 2.3 below), the term of this Sublease (the “Sublease Term”) shall commence on the Commencement Date (as defined in Section 2.2.4 below) and shall expire on November 30, 2029 (the “Sublease Expiration Date”), unless terminated sooner as hereinafter provided. Sublandlord warrants and represents that the Expiration Date of the Master Lease is December 31, 2029. Notwithstanding anything to the contrary contained herein, if Subtenant enters into a direct lease or other occupancy agreement with Master Landlord in connection with Subtenant’s continued occupancy of the Sublease Premises following the Expiration Date of the Master Lease and Subtenant notifies Sublandlord of such direct lease or other occupancy agreement (the “Direct Lease Notice”), by no later than August 31, 2029 and such Direct Lease Notice includes a signed letter from the Master Landlord addressed to Sublandlord that confirms in writing (a “Waiver and Release Letter”) that, Subtenant shall have no obligation to (1) vacate the Sublease Premises on the Sublease Expiration Date, (2) remove Subtenant’s business equipment, furniture, furnishings or other articles of personal property owned by Subtenant located in the Sublease Premises or any of Subtenant’s signage outside the Sublease Premises installed in connection with this Sublease, wherever located on the Sublease Expiration Date, or (3) remove any improvements or alterations on the Sublease Expiration Date (to the extent Subtenant would have otherwise been required to do so under this Sublease), then the Sublease Expiration Date shall automatically be deemed to be December 31, 2029. If Subtenant gives Sublandlord a Direct Lease Notice without the required Waiver and Release Letter, then such Direct Lease Notice shall be deemed null and void and the Sublease Expiration Date shall remain November 30, 2029.

ARTICLE 2 - DEMISE OF SUBLEASE PREMISES

2.1            Demise. Under and subject to the provisions, covenants and agreements contained herein and in the Master Lease (subject to Sections 4.1 through 4.3 below), Sublandlord hereby subleases to Subtenant, and Subtenant hereby subleases from Sublandlord, a portion of the Premises consisting of Suite 200 (the “Sublease Premises”) for the Sublease Term. The Sublease Premises is located on a portion of the second floor of the Building. The total rentable square footage of the Sublease Premises is hereby stipulated by Sublandlord and Subtenant to be 12,543 and shall not be subject to any re-measurement.

2.2            Delivery.

2.2.1.        Delivery Date. Sublandlord shall deliver possession of the Sublease Premises, as identified on the floor plans attached hereto as Exhibit C, to Subtenant in the Delivery Condition (hereinafter defined) on the date that is the later to occur of (i) mutual execution of this Sublease, (ii) receipt of the fully-executed Consent (hereinafter defined) and (iii) delivery to Sublandlord of proof of insurance in satisfaction of the insurance requirements of this Sublease (the “Delivery Date”). Sublandlord shall deliver the Sublease Premises in the Delivery Condition.

2.2.2.        Intentionally Deleted.

2.2.3.        Intentionally Deleted.

2.2.4.        Delivery Condition; Sublandlord’s Work. Subtenant shall accept the Sublease Premises on the Delivery Date in its current AS-IS condition, except that Sublandlord shall at Sublandlord’s sole cost and expense, (i) replace damaged ceiling tiles, (ii) remove the privacy pod, (iii) lock off the door between the Sublease Premises and Room 234 and provide an opaque cover over the door window, and (iv) tender possession of the Sublease Premises in vacant, broom clean condition, with all building systems in good working order, in compliance with Laws, free of Hazardous Materials, with all of Sublandlord’s identifying signage (if any) removed, and with the Furniture (as defined below) delivered as shown in Schedule 4.4, normal wear and tear excepted, (the foregoing collectively referred to herein as the “Delivery Condition”). Further, Sublandlord and Subtenant agree to cooperate in good faith to reconfigure the IT infrastructure in the Building so as to optimize their respective networks. Notwithstanding the above, Sublandlord hereby approves in concept the alterations described in Exhibit B attached hereto (the “Sublandlord Conditionally Approved Alterations”), subject to the terms of this Section 2.2.4. The Sublandlord’s Conditionally Approved Alterations remain subject in all respects to the Subtenant complying with all requirements set forth in Article 9 of the Master Lease, including, without limitation, providing both the Master Landlord and Sublandlord with (x) copies of all required architectural and engineering plans and specifications plans, (y) names of all contractors or mechanics, and (z) copies of all necessary permits and licenses, certificates of insurance and such other documents in the form reasonably requested by the Master Landlord in order in to obtain the final prior written consent of both Master Landlord and Sublandlord before the Subtenant can perform the Sublandlord Conditionally Approved Alterations.

2.2.5.        Commencement Date; Early Access. The Sublease Term shall commence on the latest to occur of the following: (a) June 1, 2026, (b) receipt of the Consent (as defined in Section 2.3 below), and (c) Sublandlord’s delivery of possession of the Sublease Premises to Subtenant in the Delivery Condition (the “Commencement Date”). Beginning on the date that Sublandlord has obtained the Consent (as defined in Section 2.3 below) until the Commencement Date (the “Early Occupancy Period”), Subtenant shall have the right to access and move-into the Sublease Premises and prepare the same for occupancy, including but not limited to installing furniture, fixtures, equipment, and cabling, and beneficially occupy the Sublease Premises and begin business operations; provided, during such Early Occupancy Period, Subtenant shall otherwise comply with all of the terms and conditions of this Sublease (excluding the obligation to pay any Rent).

2.3            Approval of Master Landlord. Sublandlord and Subtenant acknowledge that the effectiveness of this Sublease is subject to Master Landlord’s prior written approval as required by the terms of the Master Lease (the “Consent”). Sublandlord will use commercially reasonable efforts to obtain the Consent, the form of which shall be reasonably acceptable to each of Sublandlord and Subtenant. In the event that the Consent is not obtained within sixty (60) days following the Effective Date, then either party hereto may terminate this Sublease by providing written notice thereof to the other party, this Sublease shall be deemed null and void and neither Sublandlord nor Subtenant shall have any liability or obligations to the other hereunder, provided that Sublandlord promptly shall return to Subtenant any prepaid rent or other sums paid to Sublandlord and the Letter of Credit shall be terminated.

2.4            Use of the Sublease Premises. Subtenant’s use of the Sublease Premises shall comply with the terms and conditions of the Master Lease, including, without limitation, the provisions of Section 1.1(12) (Tenant’s Use of the Premises) of the Original Master Lease and the Laboratory Rules and Regulations set forth on Exhibit C-1 to the Master Lease.

ARTICLE 3 - BASE SUBLEASE RENT AND OTHER AMOUNTS

3.1            Rental Covenant. Subtenant covenants and agrees to pay the Rent (as defined in Section 3.4 below), to Sublandlord during the Sublease Term and any holdover period.

3.2            Base Sublease Rent. Beginning on the Commencement Date (hereinafter defined), and continuing on the first (1st) day of each month thereafter through the Sublease Expiration Date, Subtenant shall pay to Sublandlord, in advance, without notice or demand, and without any set- off, counterclaim, abatement or deduction whatsoever, except as may be expressly set forth in this Sublease, in lawful money of the United States, by wire transfer of funds to Sublandlord, base Sublease rental (“Base Sublease Rent”) at a rate as set forth in the table below.

For Suite 200

Lease Year	Base Rent Rate ($/PSF/Month)	Monthly Base Rent
1*	$3.04	$38,111.91
2	$3.13	$39,255.26
3	$3.22	$40,432.92
4	$3.32	$41,645.91

*Notwithstanding the foregoing, Monthly Base Rent for the period from the Commencement Date through the last day of the third (3rd) full calendar month following the Commencement Date (the “Abatement Period”) shall be abated.

Base Sublease Rent for any partial month shall be prorated in the proportion that the number of days this Sublease is in effect during such month bears to thirty (30), per Section 3.4 below.

As used herein, the term “Lease Month” shall mean each calendar month during the Sublease Term following the Commencement Date. As used herein, the term “Lease Year” shall, for the first Lease Year, mean the twelve month period beginning on the first day of the first month following the Commencement Date (unless the Commencement Date is the first day of a calendar month in which case beginning on the Commencement Date), and each subsequent twelve month, or shorter, period until the Sublease Expiration Date.

3.3            Master Lease Rent Adjustments.

3.3.1.        Subtenant’s Pro Rata Share. During the Sublease Term and effective as of the Commencement Date, Subtenant shall pay to Sublandlord, as additional rent, the percentage of all Rent Adjustments for the Sublease Premises set forth below (“Subtenant’s Pro Rata Share”) with respect to Operating Expenses and Taxes (as such terms are defined in the Master Lease), including Subtenant’s Pro Rata Share of all Rent Adjustment Deposits (as defined in the Master Lease) and all other amounts (other than Monthly Base Rent, as defined in Master Lease) required to be paid by Sublandlord to Master Landlord from time to time under the Master Lease that accrue during the Sublease Term with respect to the Sublease Premises, including (without limitation) any overtime or excess service charges (for overtime and excess services requested by, and provided to, Subtenant for the Sublease Premises) and late charges, damages, interest and other costs and expenses related to Subtenant’s failure to perform any of its obligations under this Sublease incorporated from the Master Lease (but excluding any late charges, damages interest and other costs incurred as the result of Sublandlord’s failure to timely perform its obligations under the Master Lease if and to the extent not caused by Subtenant). Subtenant’s Pro Rata Share for the Sublease Premises shall be:

(i)	For Suite 200: 11.19% (i.e.,12,543/112,088)

Subtenant shall pay the amounts referred to in this Section 3.3 (the “Master Lease Additional Rent”) as provided in Section 3.4 below or otherwise within ten (10) business days after receipt of written notice of the amount due (and if such amount is a regularly recurring amount, only one such notice shall be required for all such regularly recurring amounts due during the period specified in such notice) (“Sublandlord’s Statement”). In the event that as a result of any examination conducted pursuant to Section 4.3 of the Master Lease, there is an adjustment to Operating Expenses and/or Taxes for any calendar year during the Sublease Term with respect to the Sublease Premises, the amounts payable by Subtenant under this Section 3.3 shall be equitably adjusted by Sublandlord to reflect the same; provided, however, that any such adjustment resulting in a payment to Subtenant shall be reduced by a reasonable share of all out-of-pocket expenses actually incurred by Sublandlord in connection with any such examination, as reasonably determined by Sublandlord; provided, however, such out-of-pocket expenses incurred by Sublandlord shall factor into consideration any reimbursement of costs of such examination made by Master Landlord to Sublandlord pursuant to Section 4.3. Sublandlord shall provide to Subtenant along with Sublandlord’s Statement all information provided by Sublandlord and Master Landlord evidencing the Operating Expenses and Taxes due under the Master Lease. If Sublandlord desires to conduct an audit itself of Master Landlord’s books and records as to the Landlord Statement (as defined in the Master Lease), Sublandlord shall deliver notice to Subtenant before the date that is fourteen (14) days prior to the last day that Sublandlord may examine the same under Section 4.3 of the Master Lease, and Sublandlord shall make the information received during such audit available to Subtenant. If Sublandlord has not delivered the foregoing notice and Subtenant desires that Sublandlord conduct an examination of Operating Expenses and Taxes pursuant to Section 4.3 of the Master Lease, Subtenant shall notify Sublandlord thereof at least five (5) days prior to the last day that Sublandlord may examine the same under such section, which notice shall specify the name of an accountant meeting the requirements of such section (“Subtenant’s Accountant”) that it wishes for Sublandlord to use to conduct such examination. Promptly upon receipt of such notice, Sublandlord shall notify Master Landlord that Sublandlord desires to examine Master Landlord’s books and records as to the Landlord Statement (as defined in the Master Lease) in question and shall arrange to have Subtenant’s Accountant conduct the examination. If Subtenant continues to object to the Landlord Statement following completion of the audit, at least five (5) days prior to the date that Sublandlord must object to the Master Landlord’s statement under Section 4.3 of the Master Lease, Subtenant shall notify Sublandlord that it wishes for Sublandlord to object to the Landlord Statement, specifying the nature of the items in dispute, and promptly upon receipt of such notice Sublandlord shall make such objection. Subtenant shall indemnify, defend and hold harmless Sublandlord from and against any and all losses, costs, claims and liabilities arising out of Subtenant’s exercise of its rights with respect to reviewing Operating Expenses and Taxes under this Section 3.3.

3.4            Payment of Rent. Base Sublease Rent and Master Lease Additional Rent shall be payable in advance in monthly installments commencing on the Commencement Date (subject to the Abatement Period) and continuing on the first (1st) day of each month thereafter for the balance of the Sublease Term. Each of Base Sublease Base Rent and Master Lease Additional Rent shall be prorated for any partial month occurring during the Sublease Term based on a 30-day month. Base Sublease Rent, Master Lease Additional Rent, and all other amounts due from Subtenant to Sublandlord hereunder (collectively, “Rent”) shall be made payable by Subtenant to Sublandlord and addressed to Sublandlord at:

Account Number: [***]
Account Name: [***]
Bank Name: [***]
Routing/Wiring: [***]

3.5            Late Payments. Amounts due by Subtenant to Sublandlord, in accordance with the foregoing, which are not paid when due shall be subject to interest and late charge as set forth the Master Lease.

3.6            Optional Building Services. At Subtenant’s option, Sublandlord shall also provide Subtenant during the Term with the building services listed on Schedule 3.6-2 (collectively, the “Optional Building Services”). In the event Subtenant elects to obtain the Optional Building Services described on Schedule 3.6, then Subtenant shall pay for the Optional Building Services at the reasonable rate charged by Sublandlord for the same, which rates may be reasonably modified from time to time during the Sublease Term (collectively, the “Optional Building Services Fees”), or, in the case of any services not provided by Sublandlord, the Optional Building Service Fees shall be Subtenant’s Pro Rata Share of such cost. Subtenant shall pay Sublandlord the Optional Building Services Fees in advance on a monthly basis, as determined by Sublandlord, on the first day of each calendar month thereafter during any period of the Sublease Term in which the Option Building Services are requested by Subtenant and actually provided by Sublandlord, or at Sublandlord’s option, in arrears within ten (10) days after receipt of written notice of the amount due and associated support documentation (a “Optional Building Services Statement”). If both Sublandlord and Subtenant shall request the same Option Building Services, then each party shall pay its pro rata share of the Optional Building Services Fees. Sublandlord shall enforce its rights under the Master Lease to cause Master Landlord to maintain books and records showing Optional Building Services Fees in accordance with sound accounting and management practices, consistently applied. Subtenant or its representative shall have the right, for a period of sixty (60) days following the date upon which an Optional Building Services Statement is delivered to Subtenant, to examine Master Landlord’s and Sublandlord’s books and records with respect to the Optional Building Services items in an Optional Building Services Statement during normal business hours, upon written notice, delivered at least five (5) business days in advance. Promptly upon receipt of such notice, Sublandlord shall notify Master Landlord that it desires to examine Master Landlord’s books and records as to the Optional Building Services Statement in question and shall arrange to have Subtenant conduct the examination. If Subtenant does not object in writing to an Optional Building Services Statement within ninety (90) days of Subtenant’s receipt of the Optional Building Services Statement, specifying the nature of the item in dispute and the reasons therefor, then an Optional Building Services Statement shall be considered final and accepted by Subtenant and Subtenant shall be deemed to have waived its right to dispute an Optional Building Services Statement. If Subtenant does dispute an Optional Building Services Statement, Subtenant shall deliver a copy of any documentation in support of such dispute to Sublandlord at the time of notification of the dispute. Any amount due to Sublandlord as shown on an Optional Building Services Statement, whether or not disputed by Subtenant as provided herein shall be paid by Subtenant when due as provided above, without prejudice to any such written exception. Upon resolution of any dispute with respect to an Optional Building Services Fee and/or an Optional Building Services Statement, Subtenant shall either pay Sublandlord any shortfall or Sublandlord shall provide a credit to Subtenant against the Base Sublease Rent next due in the amount of any overages paid by Subtenant.

ARTICLE 4 - OTHER AGREEMENTS OF THE PARTIES

4.1            Master Lease Provisions Binding on Subtenant. (a) Subject to the terms of Section 4.1(b) below, all of the terms, conditions, and provisions contained in the Master Lease are incorporated herein as terms and conditions of this Sublease.  This Sublease is and shall be at all times subject and subordinate to the Master Lease.  Subtenant acknowledges that Subtenant has reviewed and is familiar with all of the terms, agreements, covenants and conditions of the Master Lease (to the extent the same has not been redacted).  Subtenant shall not commit or permit to be committed any act or omission which shall violate any term or condition of the Master Lease. Additionally, Subtenant’s rights under this Sublease shall be subject to the terms of the Consent. Subtenant shall take the Sublease Premises subject to and be bound by all of the provisions of the Master Lease, and during the Sublease Term and for all periods subsequent thereto with respect to obligations which have arisen prior to the termination of this Sublease, shall, subject to the terms of Section 4.1(b) below, comply with and shall be obligated to perform all of Sublandlord’s obligations, duties and liabilities in, under and with respect to the Master Lease as incorporated herein, and, subject to the waiver of subrogation clause incorporated by reference herein from the Master Lease, shall indemnify, and protect, defend and hold Sublandlord harmless, from and against all actions, claims, demands, liability, costs and expenses including without limitation, reasonable attorneys’ fees and expenses for the defense thereof, arising in connection therewith, except to the extent arising specifically from acts, omissions or the negligence of Sublandlord, its agents, employees or contractors. Notwithstanding the foregoing, Subtenant’s indemnification obligations referenced above shall not apply or extend to the extent of any obligations, duties or liabilities which arise out of or relate to any willful misconduct or gross negligence of Sublandlord, its agents, employees or contractors or any acts by Sublandlord prior to the applicable Delivery Date.

(b)            In addition to the obligations of Subtenant under the terms of this Sublease as set forth in the other paragraphs of this Sublease (and except as otherwise expressly provided to the contrary in this Sublease), Subtenant shall also have and perform for the benefit of Sublandlord all obligations of the “Tenant” as are set forth in the Master Lease as incorporated into this Sublease, which are hereby incorporated into this Sublease as though set forth herein in full, substituting “Subtenant” wherever the term “Tenant” appears, “Sublandlord” wherever the term “Landlord” appears, “Base Sublease Rent” wherever the term “Base Rent” appears, and “Sublease Term” wherever the term “Term” or “Lease Term” appears, “Sublease Premises” wherever the term “Premises” appears, “Sublease Expiration Date” wherever the term “Expiration Date” appears, and “Subtenant’s Pro Rata Share” wherever the term “Tenant’s Share” appears; provided, however, that Subtenant’s obligations under the Master Lease shall be limited to obligations first arising during the Sublease Term or any subsequent period in which Subtenant is occupying the Sublease Premises. Notwithstanding the foregoing, the following provisions of the Master Lease shall not apply to this Sublease:

•	Sections 1.1(2), 1.1(3), 1.1(4), 1.1(5), 1.1(6), 1.1(7), 1.1(8), 1.1(9), 1.1(10), 1.1(11), 1.1(14), 1.2 (as to the definitions of “Commencement Date”, “Early Possession Date”, “Expiration Date,” “Landlord Work,” “Landlord Improvements,” “Monthly Base Rent,” “Premises,” “Rentable Area of the Premises,” “Tenant Alterations (as to the references to “Landlord Work” and “Tenant Work” only), “Tenant Delay,” “Term,” “Termination Date,” and “Work Letter”), 2.1, 2.2, 2.3, 2.4, 2.6, 3, 4.2 and 4.3 (subject, however to Subtenant’s rights under Section 3.3.1 above), 5, 7.1(b), 10 (except as provided in Section 4.7 below), 11.1(i), 13, 22, 24 and 26.17 and Exhibits A, B, and B-1, and Riders 1 and 2 (except for signage rights subject to Master Landlord’s consent pursuant to Section 3 of Rider 2) of the Original Master Lease.

•	The First Amendment and that certain Letter Agreement dated June 30, 2016.

References in the following provisions of the Master Lease, as incorporated into this Sublease, to “Landlord” shall mean “Master Landlord” only or Master Landlord and Sublandlord, as indicated:

•	Sections 1.1(2), 1.2 (the reference to Landlord in the definition of “Operating Expenses,” “Rent Adjustment Deposit,” “Taxes,” and “Tenant Alterations”), 2.5 (except to the extent provided in Section 4.12 below), 4.1(d), 6.1, 6.2, 6.3, 6.5, 6.6, 7.1(c), 7.2 (includes Sublandlord), 8.1, 8.2 (the fifth sentence only), 13, 14, 15, 16.3, 18.1, 18.2, 19, 26.9 and 26.11 of the Original Lease.

In Sections 17.1 and 17.2 of the Master Lease, the term “Indemnitees” shall include Sublandlord and its shareholders, directors, officers, agents and employees.

Whenever any period for notice from “Tenant” to “Landlord” is specified under the Master Lease, or any period within which “Tenant” is required to do anything under the Master Lease, the period applicable to Subtenant’s obligation to give such notice to Sublandlord or to perform under this Sublease shall be two (2) days shorter than the corresponding period applicable to “Tenant” under the Master Lease (so that Sublandlord shall always have at least two (2) days within which to give its own notice or performance to Master Landlord). Further, wherever any period for notice from “Landlord” to “Tenant” is specified under the Master Lease, Sublandlord shall have an additional period of at least two (2) days within which to give notice to Subtenant under this Sublease. In the event of a conflict between the express provisions of this Sublease and the provisions of the Master Lease as incorporated herein, as between Sublandlord and Subtenant, the provisions of this Sublease shall control.

4.2            Master Landlord’s Obligations. Subtenant agrees that Sublandlord shall not be required to perform any of the covenants, agreements and/or obligations of Master Landlord under the Master Lease except as specifically set forth herein, and, insofar as any of the covenants, agreements and obligations of Sublandlord hereunder are required to be performed under the Master Lease by “Landlord” thereunder, Subtenant acknowledges and agrees that Sublandlord shall look to Master Landlord for such performance. In addition, Sublandlord shall have no obligation to perform any repairs required of Master Landlord under the Master Lease, nor shall any representations or warranties made by Master Landlord under the Master Lease be deemed to have been made by Sublandlord. Except to the extent caused by Sublandlord’s gross negligence or willful misconduct or breach of this Sublease, Sublandlord shall not be responsible for any failure or interruption, for any reason whatsoever, of the services or facilities that may be appurtenant to or supplied at the Building by Master Landlord or by utility providers. Notwithstanding the foregoing, Sublandlord shall use good faith efforts, under the circumstances, to secure such performance upon Subtenant’s request to Sublandlord to do so. Sublandlord shall perform or cause to be performed all of its obligations under the Master Lease as incorporated into this Sublease to the extent not the obligation of Subtenant assumed under this Sublease. Notwithstanding anything to the contrary set forth in this Sublease, Subtenant shall be entitled to an equitable pro rata share of any rent reduction, abatement or credit received by Sublandlord pursuant to the Master Lease if and to the extent the same relates to a condition or occurrence that affects the Sublease Premises, Subtenant’s occupancy thereof, or Subtenant’s access or use of the Building.

4.3            Insurance and Waiver of Claims. Without limiting the generality of the terms of Section 4.1 above, Subtenant shall obtain and keep in full force and effect at all times during the Sublease Term all of the liability and property insurance coverages required to be maintained by “Tenant” under the Master Lease with regard to the Sublease Premises. Sublandlord shall obtain and keep in full force and effect at all times during the Sublease Term, as applicable, all of the liability and property insurance coverages required to be maintained by Sublandlord under the Master Lease. Where the Master Lease requires that Master Landlord be named as an additional insured on the policies required thereunder, Subtenant shall name Sublandlord and Master Landlord as additional insureds under such policies. Notwithstanding anything to the contrary contained herein, Sublandlord and Subtenant hereby waive and release, all claims against each other, and against the agents, employees and contractors of each other, for any loss or damage sustained by each other to the extent such claims are insured against under any standard broad form property policy, or other property policies maintained by Sublandlord or Subtenant, or required to be maintained by Sublandlord or Subtenant under this Sublease, or which would normally be covered by all-risk property insurance, regardless of whether such policy is in effect at the time of the loss and without regard to the negligence or willful misconduct of the entity so released.

4.4            Furniture. As of the Delivery Date and throughout the duration of the Sublease Term, Subtenant shall have the right to use the furniture described in Schedule 4.4 attached hereto currently located in the Sublease Premises (the “Furniture”). Subtenant acknowledges and agrees that Sublandlord has made no representations or warranties, express, implied or otherwise, regarding the condition or working order of the Furniture. Subtenant confirms that it has had the reasonable opportunity to inventory and inspect the Furniture and hereby represents that (i) it accepts the Furniture “AS IS AND WITH ALL FAULTS”, and (ii) it is satisfied that all items of Furniture listed on Schedule 4.4 attached hereto are currently located within the Sublease Premises and are hereby accepted by Subtenant, subject to and in accordance with the terms of this Section 4.4. Notwithstanding the foregoing, provided this Sublease has not terminated prior to the Sublease Expiration Date, then upon the termination of this Sublease, Subtenant shall purchase the Furniture for One Dollar ($1.00) pursuant to a bill of sale attached hereto as Exhibit E and it shall become the property of Subtenant, and Subtenant shall accept the same in its “AS IS, WHERE IS” condition, without representation or warranty whatsoever. Notwithstanding the foregoing, Sublandlord represents and warrants to Subtenant that (i) Sublandlord owns the Furniture free and clear of any liens and encumbrances, and (ii) Sublandlord has full power and authority to permit Subtenant to use the Furniture and to convey title to the Furniture to Subtenant.

4.5            Condition of the Sublease Premises. Except as otherwise provided in Section 2.2.4. or any other provision herein, Subtenant agrees that it is taking the Sublease Premises in an “AS IS” condition and without any representations or warranties of Sublandlord of any kind or nature whatsoever except as specifically provided in this Sublease. By taking possession of the Sublease Premises, Subtenant acknowledges that the Sublease Premises are in a tenantable and good condition.

4.6            Security Deposit. On or before the Delivery Date, Subtenant shall deliver to Sublandlord a Security Deposit in the amount of Fifty Thousand and 00/100 ($50,000.00) as security for the faithful performance by Subtenant of all the terms, covenants, and conditions of this Sublease to be kept and performed by Subtenant during the Sublease Term. If a Sublease Event of Default exists, Sublandlord may use, apply or retain all or any portion of the Security Deposit for the payment of any past due sum or for the payment of any other sum to which Sublandlord may become obligated by reason of Subtenant’s breach, or to compensate Sublandlord for any loss or damage which Sublandlord may suffer thereby. If Sublandlord so uses or applies all or any portion of the Security Deposit, Subtenant shall within thirty (30) days after written demand therefor deposit cash with Sublandlord in an amount sufficient to restore the Security Deposit to the full amount thereof and Subtenant’s failure to do so shall be a material breach of this Sublease. If Subtenant performs all of Subtenant’s obligations hereunder, the Security Deposit, or so much thereof as has not theretofore been applied by Sublandlord, shall be returned, without interest, to Subtenant (or, at Sublandlord’s option, to the last assignee, if any, of Subtenant’s interest hereunder) within sixty (60) days following the later to occur of (a) the expiration of the Term, and (b) Subtenant’s vacation from the Sublease Premises and completion of all removal, repair and restoration obligations. No trust relationship is created herein between Sublandlord and Subtenant with respect to the Security Deposit. Sublandlord shall not be required to keep the Security Deposit separate from its other accounts. Subtenant hereby waives any and all rights under and the benefits of Section 1950.7 of the California Civil Code, and all other provisions of law now in force or that become in force after the date of execution of this Sublease, that provide that Sublandlord may claim from a security deposit only those sums reasonably necessary to remedy any failure to timely pay Rent, to repair damage caused by Subtenant, or to clean the Sublease Premises.

4.7            Assignment and Subletting. The terms and provisions of the Master Lease as incorporated herein with respect to assignment and subletting shall apply as between Sublandlord and Subtenant as if Sublandlord were “Landlord” and Subtenant were “Tenant”. Master Landlord shall retain all rights, and Subtenant shall comply with all obligations and conditions, with respect to any assignment and subletting hereunder as set forth in the Master Lease as incorporated herein. Notwithstanding the foregoing, (i) with Master Landlord’s consent and with the consent of Sublandlord, which shall not be unreasonably withheld, Subtenant may assign this Sublease or sublease the Sublease Premises to an “Affiliate” as defined in the Master Lease, (ii) Sublandlord’s consent shall not be required with respect to any transfer or issuance of equity interests in Subtenant pursuant to a venture capital or similar financing.

4.8            Right of Re-entry. Upon twenty four (24) hours written notice (except in the case of an emergency, when no such notice or accompaniment by a representative of Subtenant shall be required), Sublandlord shall at all reasonable times have the right to enter upon the Sublease Premises accompanied by a representative of Subtenant, and Subtenant shall make representative available to Sublandlord for Sublandlord to inspect their condition and to verify Subtenant’s compliance with the terms of this Sublease and, at Sublandlord’s election, to make reasonable and necessary repairs thereon for the protection and preservation thereof. If repairs impact a critical house system (e.g., HVAC, power, water, vacuum, compressed dry air, sewer, etc.), Sublandlord will use commercially reasonable efforts to coordinate the scheduling of such repairs with Subtenant to minimize impact on Subtenant's operations. Notwithstanding anything to the contrary contained herein, in connection with Sublandlord’s exercise of its rights under this Sublease to enter the Sublease Premises or inspect the Premises, Sublandlord and Sublandlord’s employees or agents shall adhere to all applicable laws and Subtenant’s reasonable security, food-safety, and health and safety protocols including, but not limited to, Subtenant’s requirement that a representative of Subtenant accompany Sublandlord and the parties accessing the Subleased Premises, by, through, or on behalf of Sublandlord shall execute and deliver to Subtenant the Subtenant’s Nondisclosure Agreement form attached hereto as Schedule 4.8.

4.9            Signage. Subject to Master Landlord’s approval as set forth in the Master Lease and compliance with applicable laws, Subtenant may install, at Subtenant’s sole cost, building and lobby signage permitted under and subject to the Master Lease. Sublandlord, at Subtenant’s direction, shall request that Master Landlord review and approve, if applicable, Subtenant’s request to install any building and lobby signage permitted hereunder and under and subject to the Master Lease.

4.10          Default by Subtenant; Indemnification. Notwithstanding anything to the contrary contained in the Master Lease, (i) failure of Subtenant to pay Rent or any other amount payable by Subtenant pursuant to the terms and conditions of this Sublease within five (5) days after written notice of nonpayment is delivered to Subtenant in accordance with the terms and conditions of this Sublease (which notice shall be provided no earlier than the date any payment is due), shall be a “Monetary Default” by Subtenant hereunder, and (ii) if Sublandlord delivers to Subtenant a written notice of Monetary Default as referenced above, then, if two (2) subsequent Monetary Defaults by Subtenant hereunder occurs within a period of twelve (12) months thereafter, such subsequent Monetary Default shall constitute a Sublease Event of Default without the necessity of Sublandlord providing any further written notice of nonpayment. Upon (a) the failure of Subtenant to comply with any other provisions of this Sublease or the occurrence of any other event which constitutes a default under this Sublease, in each case beyond any applicable notice and/or cure period not to exceed thirty (30) days; provided, however, such thirty (30) day period shall be extended for a reasonable period of time if such failure cannot reasonably be cured within such thirty (30) day period, but Subtenant has commenced such cure and diligently pursues such cure to completion, or (b) a Monetary Default of Subtenant (each a “Sublease Event of Default”), Sublandlord shall be entitled to all the same rights and remedies against Subtenant on account of such Sublease Event of Default by Subtenant under this Sublease as are granted in the Master Lease to Master Landlord against Tenant on account of an Event of Default by Tenant under the Master Lease. In addition to, and not in limitation of, the indemnification obligations set forth in the Master Lease, Subtenant shall indemnify, defend and hold Sublandlord and Master Landlord harmless from and against all liability, damages, claims, costs and expenses, including reasonable attorneys’ fees incurred in connection therewith, arising out of a Sublease Event of Default. So long as (1) this Sublease is in full force and effect and (2) Sublandlord is not otherwise entitled pursuant to this Sublease, Sublandlord shall not cause the Master Lease to be cancelled, terminated, forfeited, modified or surrendered without the express written consent of Subtenant (other than in connection with a casualty or condemnation where Sublandlord is permitted to terminate the Master Lease in accordance with the terms thereof). Subject to the terms of the Consent, if the Master Lease terminates or is terminated for any reason whatsoever, then this Sublease shall terminate simultaneously therewith, provided however, that if the Master Lease terminates as a result of a default or breach by Sublandlord or Subtenant under this Sublease and/or the Master Lease, then the defaulting party shall be liable to the non-defaulting party for the damages suffered as a result of such termination, subject to the limitations set forth in Section 5.14 below.

4.11          Holding Over. If Subtenant (directly or through any transferee or other successor- in-interest of Subtenant) remains in possession of all or any part of the Sublease Premises after the Sublease Expiration Date or earlier termination of this Sublease, such holding over, in the absence of an express written agreement to the contrary, shall be on the basis of a tenancy at the sufferance of Sublandlord. In such event, Subtenant shall continue to comply with all of the terms, conditions and covenants of this Sublease as though the Sublease Term had continued, except that such tenancy at sufferance shall be terminable on thirty (30) days notice by Sublandlord at any time and Rent shall be paid for each month (or portion thereof) during which Subtenant holds over in the Sublease Premises after the expiration or earlier termination of this Sublease, in an amount equal to 150% of the monthly Base Sublease Rent due under this Sublease, plus all other amounts that would otherwise have been payable as Additional Rent had the Sublease Term continued through the period of such holding over. If Subtenant fails to surrender the Sublease Premises on the Sublease Expiration Date or earlier termination of this Sublease, in addition to any other liabilities to Sublandlord accruing therefrom, Subtenant shall indemnify and hold Sublandlord harmless from all loss or liability resulting from such failure, including without limitation any claims of Master Landlord against Sublandlord for failure to surrender the Sublease Premises at the time and in the manner required under the Master Lease or for violating any term of the Master Lease; it being agreed that, in the event that both Sublandlord and Subtenant shall hold over, Subtenant’s foregoing indemnification obligation shall be limited only to Subtenant’s equitable pro rata share of any damages claimed by Master Landlord pursuant to Article 13 of the Master Lease. This indemnification obligation shall survive the expiration or earlier termination of this Sublease. The provisions of this Section 4.11 are in addition to and do not limit Sublandlord’s rights or Subtenant’s obligations under this Sublease.

4.12          Parking. Throughout the Sublease Term, Subtenant shall have the parking rights of Tenant pursuant to Section 2.5 of the Master Lease, which require that Subtenant lease a minimum of 19 parking stalls in the parking facility serving the Building (the “Parking Facility”) at the rate charged for the Building per month per space. On or before the Delivery Date, Subtenant shall be required to lease the number of stalls set forth in the table below, and Subtenant shall pay to Sublandlord together with each monthly payment of Base Rent (or at such other time as Sublandlord may designate), all amounts Sublandlord is obligated to pay to Master Landlord with respect to Subtenant’s use of such parking spaces, and otherwise complying with the requirements for use thereof imposed by Master Landlord or any operator of the Parking Facility. For the avoidance of doubt, Subtenant shall have the right, but not the obligation, to lease, subject to availability in accordance with the terms and conditions of Section 2.5 of the Master Lease, up to a maximum of 38 parking stalls in the Parking Facility . Master Landlord warrants and represents that all of the Parking Stalls leased by Subtenant shall be located in the 710 Heinz Avenue garage or the adjacent surface parking lot.

Suite	RSF	Parking Stalls
Suite 200	12,543	19

4.13          Financials. Subtenant represents and warrants to Sublandlord that all financial statements previously provided by Subtenant to Sublandlord fairly present the financial condition of Subtenant as of the date of such financial statements.

4.14          Alterations. Subtenant shall not perform any alterations or improvements (“Alterations”) within the Sublease Premises without the prior consent of Sublandlord (which Sublandlord may withhold in accordance with the terms of the Master Lease incorporated herein), and Master Landlord. Subtenant may obtain consent for any Alterations in the Sublease Premises from Master Landlord directly if permitted by Sublandlord, but Sublandlord shall cooperate to make such requests. In addition, Subtenant shall be directly responsible for the work and the costs associated with any Alterations in the Sublease Premises including fees payable to Master Landlord, and any reasonable costs incurred by Sublandlord in determining whether to provide its consent. Throughout the Sublease Term, Sublandlord shall provide Subtenant with reasonable access, with reasonable prior written notice to Sublandlord’s Premises under the Master Lease to lay, install, maintain and remove data and telecommunications cabling and equipment within building risers, ceilings and interior portions of the Building. Subtenant will use commercially reasonable efforts to coordinate the scheduling of such repairs with Sublandlord to minimize impact on Sublandlord's operations. Notwithstanding anything to the contrary contained herein, in connection with Subtenant’s exercise of its rights under this Sublease to enter the Master Lease Premises, Subtenant and Subtenant’s employees or agents shall adhere to all applicable laws and Sublandlord’s reasonable security and health and safety protocols. Notwithstanding anything to the contrary contained herein, it is expressly acknowledged and agreed that Subtenant shall not have any obligation to remove any Alterations that are either existing in the Sublease Premises prior to the Delivery Date, or which are not required by Master Landlord to be removed.

4.15          Janitorial.   Sublandlord shall have no obligation to provide janitorial services to the Sublease Premises, and Subtenant shall contract directly, and at its sole cost and expense, with the janitorial company for the Building for such janitorial services or such other janitorial company approved by Sublandlord. Subject to the Master Landlord’s approval of SBM Janitorial, Sublandlord hereby approves the Subtenant’s use of SBM Janitorial.

4.16          Utilities.   From and after the Commencement Date, Subtenant shall pay for all electricity and water utilized at the Sublease Premises as reasonably determined by Sublandlord and such determination shall be made in good faith by Sublandlord and based upon Master Landlord’s estimate of such utilities (if applicable) or Tenant’s equitable share of such utilities to the extent the same are separately metered to the Premises. At any time during the Sublease Term, Sublandlord or Subtenant may install separate meters to measure electricity and/or water usage at the Sublease Premises. Subtenant shall pay such costs within thirty (30) days of receipt of an invoice therefor, or if billed directly to Subtenant by the utility company, prior to the date such invoice becomes past due.

4.17          Intentionally deleted.

4.18          Intentionally deleted.

4.19          Intentionally deleted.

4.20          Sublandlord’s Obligations. Subtenant agrees that Sublandlord shall not be required to perform any of the covenants, agreements and/or obligations of Master Landlord under the Master Lease except as incorporated herein, and, insofar as any of the covenants, agreements and obligations of Sublandlord hereunder are required to be performed under the Master by “Landlord” thereunder, Subtenant acknowledges and agrees that Sublandlord shall look to Master Landlord for such performance. In addition, Sublandlord shall have no obligation to perform any repairs required of Master Landlord under the Master Lease, nor shall any representations or warranties made by Master Landlord under the Master Lease be deemed to have been made by Sublandlord. Except to the extent caused by Sublandlord’s gross negligence or willful misconduct or breach of this Sublease, Sublandlord shall not be responsible for any failure or interruption, for any reason whatsoever, of the services or facilities that may be appurtenant to or supplied at the Building by Sublandlord. Notwithstanding the foregoing, Sublandlord shall use good faith efforts, under the circumstances, to secure such performance upon Subtenant’s request to Sublandlord to do so. Sublandlord shall perform or cause to be performed all of its obligations under the Master Lease to the extent not the obligation of Subtenant assumed under this Sublease.

ARTICLE 5 - MISCELLANEOUS

5.1            Notices. All notices, demands, consents, or other instruments or communications provided for under this Sublease, or otherwise given under or in connection with this Sublease, shall be in writing, shall be signed by or on behalf of the party giving the same, and shall be deemed properly given and received when the same is actually received or refused if a copy thereof, addressed to the recipient at the address set forth below, is delivered personally, by messenger service, by a nationally-recognized commercial overnight courier service such as Federal Express, or by certified or registered mail, return receipt requested. All such notices shall be delivered or sent with transmission, postage, and/or delivery charges paid, to the address of the intended recipient set forth below or such other address as such party may designate by written notice given to the other party in accordance with the terms set forth in this Section 5.1.

All notices to Sublandlord shall be addressed to Sublandlord at the following address:

Chinook Therapeutics, Inc.

One Health Plaza

East Hanover, NJ 07936

Attention: General Counsel

With a copies to:

Novartis Pharmaceuticals Corporation
One Health Plaza

East Hanover, New Jersey 07936-1080
Attention: James V. O’Meara

and

Windels Marx Marx Lane & Mittendorf, LLP
180 Park Avenue
Florham Park, New Jersey 07932-1054
Attention: Thomas P. Rohan, Esq.

All notices to Subtenant shall be addressed to Subtenant at the following address:

Rigetti & Co, LLC

775 Heinz Ave

Berkeley, CA 94710

Attention: Legal

With a Copy to: [***]

5.2            No Implied Waiver. No failure by either party to insist upon the strict performance of any term, covenant or agreement contained in this Sublease, no failure by either party to exercise any right or remedy under this Sublease, and no acceptance of full or partial payment during the continuance of any default by Subtenant, shall constitute a waiver of any such term, covenant or agreement, or a waiver of any such right or remedy, or a waiver of any such default by Subtenant.

5.3            Entire Agreement - No Representation. This Sublease and all exhibits referred to herein, constitute the final and complete expression of the parties’ agreements with respect to the subject matter hereof. Each party agrees that it has not relied upon or regarded as binding any prior agreements, negotiations, representations, or understandings, whether oral or written, except as expressly set forth herein. Sublandlord and Subtenant acknowledge and agree that, except as otherwise may be specifically provided for herein, neither party has made any representations, warranties, or agreements to or on behalf of the other party as to any matter concerning the Sublease Premises or this Sublease.

5.4            Rights to Cure. If Subtenant fails to perform any of its obligations under this Sublease after expiration of applicable notice, grace or cure periods, then Sublandlord may, but shall not be obligated to, perform any such obligations for Subtenant’s account. All costs and expenses reasonably incurred by Sublandlord in performing any such act for the account of Subtenant shall be deemed Rent payable by Subtenant to Sublandlord upon demand, together with interest thereon at the lesser of (i) twelve percent (12%) per annum or (ii) the maximum rate allowable under law from the date of the expenditure until repaid. If Sublandlord undertakes to perform any of Subtenant’s obligations for the account of Subtenant pursuant hereto, the taking of such action shall not constitute a waiver of any of Sublandlord’s remedies. If Sublandlord fails to perform any of its obligations under this Sublease, or the Master Lease after expiration of applicable notice, grace or cure periods provided thereunder, which obligations are not the obligations of Subtenant under this Sublease, then, with the consent of the Master Landlord and Sublandlord, Subtenant may, but shall not be obligated to, perform any such obligations for Sublandlord’s account. Sublandlord shall promptly reimburse Subtenant for all costs and expenses reasonably incurred by Subtenant in performing any such act for the account of Sublandlord, together with interest thereon at the lesser of (i) twelve percent (12%) per annum or (ii) the maximum rate allowable under law from the date of the expenditure until repaid. If Subtenant undertakes to perform any of Sublandlord’s obligations for the account of Sublandlord pursuant hereto, the taking of such action shall not constitute a waiver of any of Subtenant’s remedies.

5.5            Modifications in Writing; Consents. No amendments or modifications of this Sublease, and no approvals, consents or waivers by Sublandlord under this Sublease, shall be valid or binding unless in writing and executed by the party to be bound thereby. In any instance when Sublandlord’s consent or approval is required under this Sublease, Sublandlord’s refusal to consent to or approve any matter or thing shall be deemed reasonable if, among other matters, such consent or approval is required under the provisions of the Master Lease incorporated herein by reference but has not been obtained from Master Landlord.

5.6            Severability. If any provision of this Sublease shall be invalid, illegal or unenforceable it shall not affect or impair the validity, legality or enforceability of any other provision of this Sublease, and there shall be substituted for the affected provision, a valid and enforceable provision as similar as possible to the affected provision.

5.7            Binding Effect. This Sublease shall extend to and be binding upon the heirs, personal representatives, successors and assigns of the respective parties hereto.

5.8            Survival of Provisions. Notwithstanding any termination of this Sublease, the same shall continue in full force and effect as to any provisions hereof which require observance or performance by Subtenant subsequent to termination and as to any provisions which required performance by Subtenant prior to such termination but which Subtenant failed to perform at such time.

5.9            Applicable Law. This Sublease shall be interpreted and enforced according to the laws of the State of California.

5.10          Counterparts, Execution. This Sublease may be executed in counterparts and, when counterparts of this Sublease have been executed and delivered by all of the parties hereto, this Sublease shall be fully binding and effective, just as if all of the parties hereto had executed and delivered a single counterpart hereof. Without limiting the manner in which execution of this Sublease may otherwise be effected hereunder, execution by any party may be effected by facsimile or PDF transmission of a signature page hereof executed by such party. If any party effects execution in such manner, such party shall also promptly deliver to the other parties the counterpart physically signed by such party, but the failure of any such party to do so shall not invalidate the execution hereof effected by facsimile or PDF transmission.

5.11          Attorneys’ Fees. The provisions of Section 11.3 (Attorneys’ Fees) of the Original Master Lease are hereby incorporated by reference.

5.12          Accord and Satisfaction. No payment by Subtenant or receipt by Sublandlord of a lesser amount than the rent and other charges herein stipulated shall be deemed to be other than on account of the earliest stipulated rent or other charge, nor shall any endorsement or statement on any check or any letter accompanying a check or payment as rent or other charges be deemed an accord or satisfaction. Sublandlord may accept such check or payment without charge or pursue any other remedy in this Sublease.

5.13          Brokers’ Commissions. Each party represents and warrants to the other that it has taken no act nor permitted any act to be taken pursuant to which it or the other party hereto might incur any claim for brokerage commissions or finder’s fees in connection with the execution of this Sublease other than CRESA (Matt Elmquist) representing Subtenant. Sublandlord shall pay CRESA (Matt Elmquist) pursuant to the terms and conditions of a separate written agreement between Sublandlord and CRESA Global, Inc. and Subtenant shall have no obligation or liability related thereto. Each party agrees to indemnify, defend and hold the other harmless against all liabilities and costs arising from a breach of such representation and warranty, including, without limitation, for attorneys’ fees and costs in connection therewith.

5.14          Limitation of Liability. Except in connection with fraud or willful misconduct, in no event shall Sublandlord or its stockholders, principals, officers, directors, employees, lenders, or agents be liable to Subtenant for any lost profit, damage to or loss of business or any form of special, indirect or consequential damage. Except in connection with fraud or willful misconduct or as otherwise expressly set forth in Section 4.11 above, in no event shall Subtenant or its stockholders, principals, officers, directors, employees, or agents be liable to Sublandlord for any lost profit, damage to or loss of business or any form of special, indirect or consequential damage except in the event that Subtenant holds over in possession of the Sublease Premises after the Sublease Expiration Date.

5.15          CASp; Required Accessibility Disclosure. Sublandlord hereby advises Subtenant that the Project has not undergone an inspection by a certified access specialist, and except to the extent expressly set forth in this Lease, Sublandlord shall have no liability or responsibility to make any repairs or modifications to the Sublease Premises or the Project in order to comply with accessibility standards. The following disclosure is hereby made pursuant to applicable California law: “A Certified Access Specialist (CASp) can inspect the subject premises and determine whether the subject premises comply with all of the applicable construction-related accessibility standards under state law. Although state law does not require a CASp inspection of the subject premises, the commercial property owner or lessor may not prohibit the lessee or tenant from obtaining a CASp inspection of the subject premises for the occupancy or potential occupancy of the lessee or tenant, if requested by the lessee or tenant. The parties shall mutually agree on the arrangements for the time and manner of the CASp inspection, the payment of the fee for the CASp inspection, and the cost of making any repairs necessary to correct violations of construction- related accessibility standards within the premises. [Cal. Civ. Code Section 1938(e)]. Any CASp inspection shall be conducted in compliance with reasonable rules in effect at the Building with regard to such inspections and shall be subject to Master Landlord’s prior written consent.

5.16          Confidentiality. The parties agree that they shall not, without the other party’s prior written consent, which consent may be withheld by a party in its sole and absolute discretion, use the names, characters, artwork, designs, trade names, copyrighted materials, trademarks or service marks (collectively, “Name/Logo”) of the other party or its parent, affiliated or subsidiary companies, employees, directors, shareholders, assigns, successors or licensees (a) in any advertising, publicity or promotion or (b) in any manner other than expressly in accordance with this Sublease. Furthermore, each party hereto acknowledges that the content of this Sublease and any related documents are confidential information. Each party hereto shall keep such confidential information strictly confidential and shall not disclose such confidential information to any person or entity other than such party’s financial, legal and space planning consultants, or its directors, officers, employees, attorneys, accountants, affiliates, lenders, prospective lenders, prospective purchasers, brokers, and current and potential partners or investors, or to the extent that disclosure is mandated by applicable laws (it being acknowledged and agreed that such confidential information and this Sublease, any related documents, and the terms and content hereof/thereof may be disclosed by Subtenant in connection with any SEC filings including, but not limited to, a Form 8-K filing).

5.17          Representations and Warranties: Sublandlord represents and warrants to Subtenant that: (i) subject to redactions, a true and correct copy of the Master Lease is attached as Exhibit A and the Master Lease is in full force and effect and there have been no amendments, modifications or supplements to the Master Lease except as attached as Exhibit A, (ii) Sublandlord has no knowledge of any claim by Master Landlord that Sublandlord is in default or breach of any of the provisions of the Master Lease, and (iii) Sublandlord is not in default or breach in any material respect of any of the provisions of the Master Lease.

Each party hereto represents to the other that it has the authority and power to enter into this Sublease, to perform its obligations under this Sublease and to complete the transactions contemplated by this Sublease. Each party hereto represent to the other that it has taken all action necessary to authorize the execution and delivery of this Sublease and the performance by such party of its obligations under this Sublease. Each party hereto represent to the other that this Sublease has been duly executed and delivered by such party and constitutes a valid, binding and enforceable obligation of such party. Except for the Consent, each party represents to the other that it is not required to obtain any consent, approval or authorization from, or to make any filing with, any person (including any governmental authority) in connection with, or as a condition to, the execution and delivery of this Sublease or the performance by such party of its obligations under this Sublease.

5.18          Termination of Master Lease: Sublandlord agrees not to terminate the Master Lease voluntarily, or take any intentional action giving rise to a termination right under the Master Lease, or modify or waive any provisions under the Master Lease that would conflict with the terms of this Sublease, or, to the extent that they apply to the Sublease Premises, make any elections, exercise any right or remedy or give any consent or approval under the Master Lease, without Subtenant’s prior written consent, in Subtenant’s sole and absolute discretion. Subtenant and Sublandlord will each refrain from any act or omission that would result in the failure or breach of any of the covenants, provisions or conditions of the Master Lease on the part of the Tenant under the Master Lease; provided that Sublandlord shall have no liability to Subtenant for the failure of Subtenant to perform its obligations under this Sublease, including those obligations incorporated from the Master Lease. Notwithstanding anything to the contrary contained herein, Sublandlord shall have the right to terminate the Master Lease in accordance with the terms of Article 14 - Damage by Fire or Other Casualty and/or Article 15 – Eminent Domain of the Master Lease, without the Subtenant’s prior written consent.

5.19          Master Landlord’s Performance: To the extent that the provision of any act with respect to the Sublease Premises or the Building is the responsibility of the Master Landlord, (collectively, “Master Landlord Obligations”), upon Subtenant’s request, Sublandlord shall make commercially reasonable efforts to promptly cause Master Landlord to perform such Master Landlord Obligations.

5.20          Building Access. Subtenant shall have access to the Building and the Premises twenty four (24) hours per day, seven (7) days per week, subject to full or partial closures which may be required from time to time for construction, maintenance, repairs, actual or threatened emergency or other events or circumstances which make it reasonably necessary to temporarily restrict or limit access by Master Landlord pursuant to the Master Lease. Sublandlord shall provide, or cause Master Landlord to provide, to Subtenant (30) access cards or key fobs for access to the Sublease Premises at no additional cost to Subtenant.

5.21          Sublandlord Master Lease Obligations. Sublandlord agrees : (i) not to amend or modify the Master Lease in any way that would (a) discriminate against Subtenant, (b) increase Subtenant’s obligations hereunder (other than to a de minimis extent such as requiring that a notice be sent to an additional address), (c) shorten the Sublease Term hereof or decrease or reduce in any way Subtenant’s rights under this Sublease, except as otherwise expressly provided in Section 5.18 above, or (d) which would otherwise adversely affect Subtenant’s use or occupancy of the Sublease Premises; (ii) in any instance in which Master Landlord has granted its consent or approval to any matter or thing, to consent to the same matter or thing, and if Subtenant so requests, to promptly make such demand and use commercially reasonable efforts to obtain Master Landlord’s consent or approval on Subtenant’s behalf; (iii) to cause all rent to be paid under the Master Lease as and when due thereunder; and (iv) to observe and perform the other terms, provisions, covenants and conditions of the Master Lease to be observed and performed by Sublandlord, as the “Tenant”, except and to the extent that such terms, provisions, covenants and conditions are assumed by Subtenant hereunder. Sublandlord will, to the fullest extent permissible under applicable law, indemnify, defend, protect and hold harmless Subtenant from and against any and all loss, cost (including reasonable attorney's fees and costs) damage or liability resulting from Sublandlord’s violation of any of the covenants contained in the immediately preceding sentence.

5.22          NDA. Sublandlord shall use reasonable efforts to obtain a “non-disturbance” agreement (the “Master Landlord NDA”) in form and substance mutually agreeable to Master Landlord, Sublandlord and Subtenant.

5.23          Exhibits. All Exhibits and Schedules attached to this Sublease are hereby incorporated herein.

List of Exhibits:

Exhibit A – Redacted Copy of Master Lease

Exhibit B – Sublandlord Conditionally Approved Alterations

Exhibit C – Floor Plan of Sublease Premises

Exhibit D – Intentionally Omitted

Exhibit E – Bill of Sale

Schedule 3.6 – List of Optional Building Services

Schedule 4.4 – List of Furniture

Schedule 4.8 – Subtenant’s Nondisclosure Form

[Remainder of Page Intentionally Left Blank]

IN WITNESS WHEREOF, the parties hereto have caused this Sublease to be executed the day and year first above written.

SUBLANDLORD:	CHINOOK THERAPEUTICS, INC.,
a Delaware corporation

	By:	/s/ Robert Zamboldi
	Name:	Robert Zamboldi
	Title:	Head US Real Estate & Facility Services

SUBTENANT:	RIGETTI & CO., LLC, a Delaware limited liability company

	By:	/s/ Subodh Kulkarni
	Name:	Subodh Kulkarni
	Title:	President & CEO

[Signature Page]

EXHIBIT A

REDACTED COPY OF MASTER LEASE

[ATTACHED]

EXHIBIT B

SUBLANDLORD CONDITIONALLY APPROVED ALTERATIONS

EXHIBIT C

FLOOR PLAN OF SUBLEASE PREMISES

EXHIBIT D

INTENTIONALLY OMITTED

EXHIBIT E

Schedule 1

LIST OF FF&E

SCHEDULE 3.6

LIST OF OPTIONAL BUILDING SERVICES

SCHEDULE 4.4

FURNITURE

SCHEDULE 4.8

SUBTENANT’S NONDISCLOSURE FORM